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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE




         FOR RELEASE: August 6, 2001 - 5:00 p.m.

         INVESTOR CONTACT:             INVESTOR CONTACT:
         Peggy Jo Toth                 Todd A. Fromer         Media Contact:
         248-644-0500 ext. 2873        KCSA                   Kerri Budde
         vsih@vsi-hq.com               212-682-6300           248-554-6532
                                       tfromer@kcsa.com       kbudde@vsi-hq.com



VSI Holdings, Inc. to Pursue Remedies Against SPX Corporation


BLOOMFIELD HILLS MICHIGAN, AUGUST 6, 2001 -- VSI Holdings, Inc. (AMEX: VIS) disclosed today that it has received a letter from SPX Corporation (NYSE: SPW) to the effect that SPX intends to stand on its previous notice of alleged breaches of the merger agreement with VISH and to terminate the merger agreement, including withdrawal of the pending registration statement filed with the Securities Exchange Commission.

         On March 24, 2001, SPX and VSIH entered into a Merger Agreement pursuant to which SPX would acquire VSIH. On May 8, 2001, SPX delivered a notice to VSIH stating SPX's intention to terminate the agreement if certain conditions were not reasonably cured or possible to cure. On the same date, VSIH announced that it would investigate SPX's claims.

         On June 28, 2001, VSIH notified SPX that VSIH's investigations concluded that the claims in the SPX notice arose out of temporary changes in VSIH's revenues and profits, specifically the temporary deterioration of VSIH's business resulting from customer marketing budget cuts in response to the industry-wide economic downturn, which the parties agreed in the merger agreement would be disregarded in determining whether there was any "Company Material Adverse Effect". SPX is therefore not entitled to terminate the merger agreement on those bases. Accordingly, VSIH requested SPX to withdraw its notice and to proceed to consummate the merger. VSIH also extended the closing deadline set forth in the merger agreement and requested a meeting with SPX to discuss the merger.



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         On July 2, 2001, SPX responded by letter to the effect that it disagreed with VSIH's conclusions and that it intended to terminate the merger agreement on the basis of its May 8th notice. SPX also indicated its willingness to meet with VSIH to further consider evidence that its claims have been resolved.

         On July 13, 2001, representatives of VSIH and SPX met to discuss SPX's claims, VSIH's conclusion that SPX is not entitled to terminate the agreement, actions taken by VSIH in response to the industry downturn, and VSIH's request that the parties proceed to close the merger. At the conclusion of that meeting SPX advised VSIH that it would consider the information presented and get back to VSIH in the near future. Not having any response from SPX, on July 27, 2001, VSIH provided additional information to SPX and requested SPX to amend the registration statement so that a meeting of the VSIH shareholders could be called to consider approval of the merger agreement.

         On August 3, 2001, SPX advised VSIH by letter that SPX intends to stand on May 8th notice and to terminate the merger in its present form and withdraw the pending registration statement filed with the Securities and Exchange Commission.

         "VSIH is very disappointed with SPX's response", stated Steve Toth, Jr., President and Chief Executive Officer of VSIH. "VSIH investigated the claims and circumstances cited in SPX's notice and VSIH has concluded that these claims and circumstances do not permit SPX to terminate the merger agreement. Indeed, the parties expressly agreed in the agreement the these types of temporary changes, resulting from the industry-wide economic slow down, would not justify termination of the agreement", added Toth.

         Toth further stated "We continue to believe that the merger is in the best interests of VSIH and SPX. The intention was that VSIH's demonstrated strengths in organizational development training, integrated marketing services, call center operations and database management would expand the portfolio of professional services that SPX's Service Solutions sector currently offers its customers. In addition, VSIH's rapidly emerging e-learning and CRM/eCRM capabilities would provide Service Solutions with a new technology platform for future growth. These continue to be valid and important reasons for the merger to be completed."

         Toth concluded by saying "We want to emphasize that we intend to pursue every legal remedy against SPX for this willful material breach of our agreement."


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ABOUT VSI HOLDINGS, INC.

         The VSI Networks provide customer relationship management services, Internet/Intranet communications, education and training, and edutainment/entertainment. The company employs over 1,000 professionals through its Networks and offers integrated marketing services using a wide range of technology-driven alternatives.

         The spectrum of services of the Networks include concept development through implementation of Web-based offerings including seamless CRM/e-commerce integration, customer interaction center and back-end fulfillment; long-form cable programming; interactive satellite-driven and Web-based education and e-learning; integrated logistics and distribution; database management; site-based marketing and touring events. The Internet address for VSI Holdings, Inc.'s home page is www.vsiholdings.com.

VSINETWORKS ... PEOPLE WHO GET IT!

         Certain statements in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company's filings with the Securities and Exchange Commission for a discussion of certain important factors that relate to forward looking statements contained herein. Although the Company believes that the expectations reflected in any such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

         A registration statement on Form S-4, as amended (Registration No. 333-59050), has been filed by SPX with the Securities and Exchange Commission regarding the proposed merger of VSIH into SPX Corporation. You are urged to read the registration statement and the documents included or incorporated by reference therein, because they contain important information regarding the merger and the legal rights of security holders. SPX's registration statement, as well as other documents filed by SPX and VSIH with the SEC, are available from the SEC's website (http:/www.sec.gov).



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